EXHIBIT 23.25

Digest No. 1.545/2005

RESCISSION OF ASSIGNMENT OF HEREDITARY RIGHTS
AGREEMENT AND PURCHASE AGREEMENT

BRAULIO GODOY LATORRE

TO

MINERA LUMINA COPPER CHILE S.A.

In Copiapó, Republic of Chile, on the 13th day of October 2005, before me HERNAN CAÑAS VALDES, lawyer, Public Notary and Mining Conservator of this province, with offices at 676 O’Higgins street, hereby appears: Mr. BRAULIO GODOY LATORRE, Chilean, married to Mrs. Ema Ruth Conejeros Salas, independent, Identity Card Nº 3.092.138 -0, domiciled at 789 Sargento Aldea street, Población Los Cuatro Álamos,

Copiapó; Mr. ROLANDO NOLVERTO GODOY LATORRE, Chilean, married to Mrs. Eliana Florencia Cisternas Fuentes, independent, Identity Card Nº 3.815.455 -9, domiciled at 743 Luis Pinto street, Población Las Canteras, Copiapó; Mr. WALTERIO ARNALDO GODOY LATORRE, Chilean, married to Mrs. Iris Haydee Cereceda Alcota, businessperson, Identity Card Nº 3.977.597 -8, domiciled at 806 Vallejos street, Población Las Lilas, Copiapó; Mr. HUGO BOLIVAR GODOY LATORRE, Chilean, married to Mrs. Clara Delia Fuentes Caimanque, farmer, Identity Card Nº 4.397.376 -2, domiciled at 540 Pedro Castagñola street, Población Las Canteras, Copiapó; hereinafter “the Seller”; and MINERA LUMINA COPPER CHILE S.A., and/or “Lumina” a company whose line of business is that of its denomination, Tax Payer Number 99.531.960 -8, established by public deed on the 20th day of August 2003, before the Public Notary of Santiago Mr. Eduardo Avella Concha, registered on the Santiago Commerce Register page 24.974 Nº 18.813 2003, represented by Mr. JOHN JOSEPH SELTERS, North American, single, Mining Engineer, Identity Card for Foreigners Nº14.427.974 -3, both domiciled for these effects at 3331 Las Nieves street, County of Vitacura, Santiago; who evidence their identities with the above mentioned Identity Cards and declare:

FIRST: By public deeds granted on the 19th day of April 2005 and on the 15th day of June 2005, before this Public Notary of Copiapó, Mr. Braulio, Mr. Walterio Arnaldo and Mr. Hugo Bolivar Godoy Latorre, sold their hereditary rights on the following inheritances:

a)

Their father’s (Mr. Braulio Domingo Godoy Silva) intestate inheritance as it is recorded on the “posesión efectiva”[1] registered on page 630, Nº 521, of the Property Registry of the Custodian of Real Estate of Copiapó, corresponding to 1984.

b)	Their mother’s (Mrs. Petronila Latorre Mercado) intestate inheritance, as it is recorded on the Resolution Nº 331 inscription Nº 13764 of the 2004 Posesión Efectiva National Registry.
c)

Their sister’s (Mrs. Sonia Alicia Godoy Latorre) intestate inheritance, as it is recorded on the “posesión efectiva”[2] registered on page 2674, Nº 1678, of the Property Registry of the Custodian of Real Estate of Copiapó, corresponding to 2000.

SECOND: According to the Assignment of Hereditary Rights agreement, there are some obligations of pending execution. The parties, Mr. Braulio, Mr. Walterio Arnaldo and Mr. Hugo Bolivar Godoy Latorre, and the assignee Minera Lumina Copper Chile S.A., hereby express their agreement on rescind

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1 Judicial procedure for adjudging the hereditary rights.

such agreement. As a consequence, such instrument, including all its obligations, is extinguished.

THIRD: Therefore Mr. Braulio, Mr. Walterio Arnaldo and Mr. Hugo Bolivar Godoy Latorre are Braulio Domingo Godoy Silva, Petronila Latorre Mercado and Sonia Alicia Godoy Latorre heirs again. Minera Lumina Copper Chile S.A. declares that has recovered all the money that was paid before.

FOURTH: Consequently, by this instrument Mr. Braulio, Mr. Walterio Arnaldo and Mr. Hugo Bolivar Godoy Latorre, and Minera Lumina Copper Chile S.A represented by John Joseph Selters, extinguish completely, as they had never existed, all their obligations coming from the agreement described on in the first clause above.

FIFTH: Mr. Braulio, Mr. Rolando Nolverto, Mr. Walterio Arnaldo and Mr. Hugo Bolívar Godoy Latorre hereinafter “the Seller” are jointly owners of the “Fundo Ramadillas”, located in the county of Tierra Amarilla, Copiapó and that borders: To the North, with the mountainous areas of Ramadas; to the South and East, with the property owned by Mr. Fortunato and Erasmo Latorre; to the West, with the Road to the Republic of Argentina.

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2 Id. Note 1.

The “Fundo Ramadillas” area is about 16,700 hectares. The seller acquired the property and the corresponding water rights throughout the following way:

a)

As legitimate sons and intestate heirs of their father Mr. Braulio Domingo Godoy Silva, as it is recorded on the “posesión efectiva”[3] registered on page 630, Nº 521, of the Property Registry of the Custodian of Real Estate of Copiapó, corresponding to 1984. The “inscripción especial de herencia”[4] is registered under the name of the sellers on page 2, Nº3, 1986 of the Registry and Custodian before mentioned.

b)

As legitimate sons and intestate heirs of their mother Mrs. Petronila Latorre Mercado, as it is recorded on the Resolution Nº 331 inscription Nº 13764 of the 2004 Posesión Efectiva National Registry. The “inscripción especial de herencia”[5] is registered under the name of the sellers on page 4200, Nº4179, of the Property Registry of the Custodian of Real Estate of Copiapó, corresponding to 2004.

c)

As brothers and intestate heirs of their sister Mrs. Sonia Alicia Godoy Latorre, as it is recorded on the “posesión efectiva”[6] registered on page 2674, Nº 1678, of the Property Registry of the Custodian of Real Estate

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3 Id. Note 1.
4 Special registration of hereditary rights.
5 Id. Note 4.

of Copiapó, corresponding to 2000. The “inscripción especial de herencia”7 is registered under the name of the sellers on page 234, Nº 184, of the Property Registry of the Custodian of Real Estate of Copiapó, corresponding to 2005.

SIXTH: The sellers hereby sells, assigns and transfers to Minera Lumina Copper Chile S.A., for whom its representative Mr. John Joseph Selters pays and accepts, the property “Fundo Ramadillas”, with the corresponding water rights, as described on the fifth clause above.

SEVENTH: The total price is CH$ 1,100,000,0008 (Chilean pesos). The amount of CH$1,000,000,0009 is the price of the property and CH$100,000,00010 the water rights. The total price will accrue a 5% yearly interest that will be applied to the unpaid remnant. The buyer will pay the total amount of the price the following way:

a)	CH$100,000,000[11] were paid before this act through payments of CH$25,000,000[12] to Mr. Braulio, Mr. Walterio Arnaldo and Mr. Hugo

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6 Id. Note 1.
7 Id. Note 4.
8 Equivalent to US$ 2,095,000.
9 Equivalent to US$ 1,900,000.
10 Equivalent to US$ 190,000.
11 Id. Note 10.
12 Equivalent to US$ 45,000.

Bolivar Godoy Latorre and through a CH$25,000,000[13] vale vista[14] under the name of Mr. Rolando Nolverto Godoy Latorre, with the instruction to give it to him once the property’s inscription is done at the Custodian of Real Estate of Copiapo under the name of the buyer. Each seller declares that has received this part of the price to his full and entire satisfaction. The vale vista[15] will be handed to Mr. Rolando Nolverto Godoy Latorre according to the instructions contained on the letter that the buyer has given to this Notary today and that Mr. Rolando Nolverto Godoy Latorre declares to know.

b)

CH$170,000,000[16] that the buyer will pay to sellers not later than May 31st , 2006. This amount is divided on CH$120,000,000[17] of price balance, plus CH$50,000,000[18] of interest over the total balance of CH$1,000,000,000[19] .

c)	CH$204,000,000[20] that the buyer will pay to sellers no later than May 31st, 2007. This amount is divided on CH$170,000,000[21] of price

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13 Id. Note 12.
14 Cashier check paid as ordered by the issuer.
15 Id. Note 14.
16 Equivalent to US$ 320,000.
17 Equivalent to US$ 225,000.
18 Equivalent to US$ 90,000.
19 Id. Note 9.
20 Equivalent to US$ 385,000.
21 Id. Note 16.

balance, plus CH$44,000,000[22] of interest over the total balance of CH$880,000,000[23] .

d)

CH$236,000,000[24] that the buyer will pay to sellers no later than May 31st, 2008. This amount is divided on CH$200,000,000[25] of price balance, plus CH$36,000,000[26] of interest over the total balance of CH$720,000,000[27] .

e)

CH$266,000,000[28] that the buyer will pay to sellers no later than May 31st , 2009. This amount is divided on CH$240,000,000[29] of price balance, plus CH$26,000,000[30] of interest over the total balance of CH$520,000,000[31] .

f)	CH$294,000,000[32] that the buyer will pay to sellers no later than May 31st, 2010. This amount is divided on CH$280,000,000[33] of price

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22 Equivalent to US$ 80,000.
23 Equivalent to US$ 1,670,000.
24 Equivalent to US$ 445,000.
25 Equivalent to US$ 380,000.
26 Equivalent to US$ 68,000.
27 Equivalent to US$ 1,370,000.
28 Equivalent to US$ 500,000.
29 Equivalent to US$ 450,000.
30 Equivalent to US$ 50,000.
31 Equivalent to US$ 990,000.
32 Equivalent to US$ 560,000.
33 Equivalent to US$ 535,000.

balance, plus CH$14,000,00034 of interest over the total balance of CH$280,000,00035.

The total price and each payment will be distributed among the sellers on equal parts, hence each one will receive a 25%. Each future payment will take place at Copiapó, using a public deed receipt, that will me granted on Mr. Hernan Cañas Public Notary or his successor. In any case, the buyer’s obligation of payment will be fulfilled by handing the Notary the four vale vista36 or bank deposit issued in Chilean pesos under the name of each seller. The Notary will give the payment after each seller signs the receipt. In case of death of any seller the payment will be given to the joint representative that the corresponding heirs have established and he will sign the receipt.

EIGHTH: The parties agree that if the day of payment according to the seventh clause is on Saturday or a holiday, the payment will take place the following working day.

NINTH: In case that the buyer does not accomplish any payment described on letters b), c), d), e) and f) of the seventh clause on the corresponding date, that

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34 Equivalent to US$ 25,000.
35 Id. Note 33.
36 Id. Note 14.

conduct will be understood as if the buyer would not want to continue with the agreement, that will be terminated and the registrations will be cancelled according to Civil Code, articles 1867 and followings. In this case the part of the price received from Minera Lumina Copper Chile S.A. will remain on sellers’ hands as the exclusive damages they are entitled to pursue.

TENTH: It’s absolutely forbidden to the sellers to assign the price balance or part of it. It is also forbidden to Minera Lumina Copper Chile S.A. to grant any easement until the price is fully paid, unless the sellers give express permission through a public deed.

In case of a judicial easement, while payment obligations of clause seventh letters b), c), d), e) and f) are pending, Minera Lumina Copper Chile S.A. will inform sellers (or his successors) in order to allow them to participate as third parties in the judicial procedure for granting the easement. If Minera Lumina Copper Chile S.A., does not accomplish his obligation and the easement is granted, Minera Lumina Copper Chile S.A will be responsible for any damage caused to the sellers.

ELEVENTH: The purchase is done ad corpus, in the status in which the property currently is, including all its uses, authorizations, customs and easements, whether active or passive free of any type of mortgages, liens, seizures, debts, litigation and prohibitions. Moreover the sellers declare they have not constituted any rights in favor of third parties.

TWELFTH: The present sale includes the water rights related to “Estero o Quebrada Ramadillas”, that were legitimately used by sellers and their predecessors for the irrigation of flat lands including “Fundo Ramadillas”. This purchase includes all the built, planted and sown things as well as all the goods assigned to the property’s use and cultivation. The buyer gives evidence of the fact that the water rights object of this contract are not currently registered, and if the buyer proceeds to the registration according to the transitory articles of the “Código de Aguas”37 but does not pay clause seventh letters b), c), d), e) and f) obligations, such water rights will be restored as well as the property to the seller. In this case the seller will not be entitled to pursue any other damages.

THIRTEENTH:

The properties object of this contract are delivered by the present act to the buyer.

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37 Chilean Water Regulation

FOURTEENTH: For the notices related to this contract the parties set their domicile at:

a)	Mr. BRAULIO GODOY LATORRE, 789 Sargento Aldea Street, Población Los Cuatro Álamos, Copiapó.
b)	Mr. ROLANDO NOLVERTO GODOY LATORRE, 743 Luis Pinto Street, Población Las Canteras, Copiapó.
c)	Mr. WALTERIO ARNALDO GODOY LATORRE, 806 Vallejos street, Población Las Lilas, Copiapó.
d)	Mr. HUGO BOLIVAR GODOY LATORRE, 540 Pedro Castagñola Street, Población Las Canteras, Copiapó.
e)	MINERA LUMINA COPPER CHILE S.A., at 3331 Las Nieves street, County of Vitacura, Santiago.

FIFTEENTH: By the present act Mr. Walterio Arnaldo Godoy Latorre and Mr. Hugo Bolivar Godoy Latorre irrevocably grant and empower Mr. Braulio Godoy Latorre, Chilean, married, independent, Identity Card Nº 3.092.138 -0, domiciled at 789 Sargento Aldea street, Población Los Cuatro Álamos, Copiapó, to represent them before Minera Lumina Copper Chile S.A., and specially to collect the price described on clause seventh. They also grant powers to receive all notices related to this contract according to the faculties described on both paragraphs of article 7 of the “Código de Procedimiento

Civil”38. Therefore any notice given to the agent will be understood as done to Mr. Walterio Arnaldo Godoy Latorre and Mr. Hugo Bolivar Godoy Latorre. The latter two expressly agree that the revocation of the present agency and/or the designation of a new agent must be done through a public deed in which Minera Lumina Copper Chile S.A. must appear, accepting the revocation and/or appointment of the new agent. The agent must be appointed within the term of 30 days in advance from each payment, and he must set a domicile in the urban area of Copiapó.

SIXTEENTH: Communication between the parties that does not have a special way established in this contract, will be done through a certified or Notary letter addressed to the respective domiciles described on the fourteenth clause. Any domicile change must be informed to the other party with a certified letter sent through this Notary. This obligation will be fulfilled since the mail office certifies the addressee has received the letter.

SEVENTEENTH: The expenses and rights arising from this Agreement and its registration at the Custodian of Real Estate will be borne by the buyer.

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38 Civil Procedure Law

EIGHTEENTH: For all purposes hereof, the parties set their domicile in the city of Copiapó and keep under the jurisdiction of their Courts of Justice.

NINETEENTH: The bearer of a duly authorized copy of this agreement is empowered to require all pertinent annotations, registrations and cancellations at the Custodian of Real Estate of Copiapó, as well as at any other pertinent Public Record Office.

TWENTIETH: The appearing parties, hereby grant a power of attorney in favor of Messrs. Jaime Alvarez Cáceres and Jerónimo Carcelén Pacheco, so that any of them, indistinctly, may grant the public deed or deeds that may be necessary, as well as one or more minutes, to clarify, supplement or rectify this public deed, with the purpose of amending the mistakes and missing wording in this public deed, such as the individualization of the appearing parties, the inheritances and their registrations, mistakes on the dates of the agreements mentioned in those registrations made in any of the Registries of the Custodian of Real Estate of Copiapó, or in any other mention that may be required by that Custodian in order to clarify, supplement or rectify without affecting the nature and purpose of the referred acts and agreements.

The legal capacity of Mr. John J. Selters to act on behalf of MINERA LUMINA COPPER CHILE S.A. is stated on the public deed dated August 20th, 2003, granted before the Public Notary of Santiago, Mr. Eduardo Avello Concha.

BRAULIO GODOY LATORRE

ROLANDO NOLVERTO GODOY LATORRE

WALTERIO ARNALDO GODOY LATORRE

HUGO BOLIVAR GODOY LATORRE

JOHN JOSEPH SELTERS
(ON BEHALF OF MINERA LUMINA COPPER CHILE S.A.)